                                                                  EXHIBIT 1(b)


                                FIRST AMENDMENT
                                       TO
                       AGREEMENT AND DECLARATION OF TRUST
                                       OF
                                AIM FUNDS GROUP

          THIS FIRST AMENDMENT TO AGREEMENT AND DECLARATION OF TRUST OF AIM FUNDS GROUP (the "Amendment") is entered into the 11th day of September, 1993, among Charles T. Bauer, Bruce L. Crockett, Owen Daly, III, Carl Frischling, John F. Kroeger, Lewis F. Pennock, Ian W. Robinson, Louis S. Sklar, as trustees, and each person who became or becomes a shareholder in accordance with the terms set forth in that certain Agreement and Declaration of Trust of AIM Funds Group entered into as of May 5, 1993 (the "Agreement").

          WHEREAS, Section 9.7 of the Agreement authorizes the Trustees without Shareholder vote to amend or otherwise supplement the Agreement by making an amendment;

          WHEREAS, Section 4.1(o) of the Agreement authorizes the Trustees to establish separate and distinct Portfolios with separately defined investment objectives and policies and distinct investment purposes in accordance with the provisions of Article II of the Agreement and to establish Classes of such Portfolios having the relative rights, powers and duties as they may provide consistent with applicable law; and

          WHEREAS, at a meeting duly called and held in Bermuda on the 11th day of September, 1993, the Trustees have resolved to amend the Agreement as hereinafter set forth with an effective date of August 20, 1993.

          NOW, THEREFORE, the Trustees hereby amend the Agreement as herein set forth below:

          1. Capitalized terms not specifically defined in this Amendment shall have the meanings ascribed to them in the Agreement.

          2. Section 2.3 of the Agreement shall be deleted in its entirety and the following new Section 2.3 shall be substituted in lieu therefore:

          "Section 2.3. Establishment of Portfolios and Classes. The Trust shall initially be divided into nine Portfolios, the AIM Growth Fund, the AIM Utilities Fund, the AIM Government Securities Fund, the AIM Income Fund, the AIM Municipal Bond Fund, the AIM High Yield Fund, the AIM Money Market Fund, the AIM Value Fund and the AIM Balanced Fund. With the exception of the AIM Money Market Fund, all remaining eight initial Portfolios shall initially have two Classes, the Class A Shares Ind the Class B Shares. The AIM Money Market Fund shall initially have three Classes, the Class A Shares,

Class B Shares and the Class C Shares. The above initial Portfolios and their respective initial Classes as set forth in this Section 2.3 are collectively referred to as the "Initial Portfolios". The establishment and designation of any other Portfolio or Class thereof, or, subject to section 6.1 hereof, any change to the Initial Portfolios, shall be effective upon the adoption by a majority of the then Trustees of a resolution which sets forth such establishment, designation or change."

          3. Subclause (iii) in the first paragraph of Section 6.1 of the Agreement shall be deleted in its entirety and the following new subclause
(iii) in the first paragraph of Section 6.1 shall be substituted in lieu therefore:

           "(iii) approve the termination of the Trust or any Portfolio or Class, unless, as of the date on which the Trustees have determined to so terminate the Trust or such Portfolio or Class, there are fewer than 100 holders of record of the Trust or of such terminating Portfolio or Class and provided, further, that the Trustees have called a meeting of the Shareholders for the purpose of approving any such termination;"

          4. Section 8.1 of the Agreement shall be deleted in its entirety and the following new Section 8.1 shall be substituted in lieu therefore:

          "Section 8.1 Limitation of Liability. A Trustee, when acting in such capacity, shall not be personally liable to any person for any act, omission or obligation of the Trust or any Trustee; provided, however, that nothing contained herein or in the Delaware Act shall protect any Trustee against any liability to the Trust or to Shareholders to which he would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of the office of Trustee hereunder."

          5. The amendments in the preceding paragraphs 2, 3 and 4 of this Amendment shall be effective as of the 20th day of August, 1993.

          6. With the exception of the amendments in the preceding paragraphs 2, 3 and 4 of this Amendment, the Agreement shall in all other respects remain in full force and effect.

          IN WITNESS WHEREOF, the undersigned, being all of the initial Trustees of the Trust, have executed this First Amendment to Agreement and Declaration of Trust of AIM Funds Group the 11th day of September, 1993.



/s/ Charles T. Bauer                               /s/ B L Crockett
---------------------------                        ------------------------
Charles T. Bauer                                   Bruce L. Crockett
Trustee                                            Trustee



/s/ Owen Daly II                                   /s/ Carl Frischling
---------------------------                        ------------------------
Owen Daly, III                                     Carl Frischling
Trustee                                            Trustee



/s/ John F. Kroeger                                /s/ Lewis F. Pennock
---------------------------                        ------------------------
John F. Kroeger                                    Lewis F. Pennock
Trustee                                            Trustee



/s/ Ian W. Robinson                                /s/ Louis S. Sklar
---------------------------                        ------------------------
Ian W. Robinson                                    Louis S. Sklar
Trustee                                            Trustee



     (THIS IS THE SIGNATURE PAGE FOR THE FIRST AMENDMENT TO AGREEMENT AND DECLARATION OF TRUST OF AIM FUNDS GROUP)